Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Corporation Announces
105% Increase in Net Income for First Quarter 2004

     MECHANICSBURG, PENNSYLVANIA — April 27, 2004 — Select Medical Corporation (NYSE: SEM) today announced results for the first quarter ended March 31, 2004.

     For the first quarter ended March 31, 2004, net operating revenues increased 35.1% to $422.0 million compared to $312.3 million for the same quarter, prior year. Income from operations increased 93.0% to $59.5 million compared to $30.8 million for the same quarter, prior year. Net income increased 104.6% to $29.6 million compared to $14.5 million for the same quarter, prior year. Additionally, net income before interest, income taxes and depreciation and amortization (“EBITDA”) increased 83.7% to $68.9 million compared to $37.5 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.27 compared to $0.15 for the same quarter, prior year. This represents an 80.0% increase in fully diluted earnings per share. The earnings per share amounts reflect the 2-for-1 split of Select’s common stock that occurred on December 22, 2003.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “Over the past six months, Select has done an excellent job integrating the Kessler operations. The Kessler clinical and support personnel have added significant value to the Company.” He further remarked, “Our growth is a reflection of our effective and coordinated management team.”

     “Our cash flow from operations for the quarter was $76.5 million and our accounts receivable days outstanding declined to 49 days at March 31, 2004 from 52 days at December 31, 2003,” commented Robert A. Ortenzio, Select’s President and Chief Executive Officer. He further remarked, “While experiencing significant net operating revenue and earnings growth, we have also been successful at converting our operating results into cash.”

Specialty Hospitals

     Throughout the first quarter of 2004, Select operated 79 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 72 long-term acute care hospitals operated throughout the first quarter of 2003. For the first quarter of 2004, net operating revenues increased 48.8% to $272.9 million compared to $183.4 million for the same quarter, prior year. For the hospitals opened before January 1, 2003 and operated by Select throughout both periods, patient days in the first quarter increased to 175,186 days and admissions in the first quarter increased to 6,464 compared to 164,790 days and 5,915 admissions in the same quarter, prior year. For all of Select’s hospitals, total patient days for the first quarter 2004 were 212,727, admissions were 8,738 and net revenue per patient day was $1,243, which includes 11,284 days and 464 admissions at hospitals in their start-up period and 26,257 days and 1,810 admissions at the four hospitals acquired through the acquisition of Kessler Rehabilitation Corporation. “Adjusted EBITDA” (defined for the periods presented as net income before interest, income taxes, depreciation and amortization and minority interests) for the segment increased 129.1% to $58.4 million compared to $25.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 21.4% for the first quarter of 2004, compared to 13.9% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2003 and operated by Select throughout both periods was 20.7% for the first quarter of 2004, compared to 14.1% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

Outpatient Rehabilitation

     At March 31, 2004, Select operated 777 outpatient clinics. For the first quarter of 2004, net operating revenues increased 16.0% to $145.7 million compared to $125.6 million for the same quarter, prior year. Adjusted EBITDA for the quarter increased 17.5% to $22.9 million compared to $19.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter increased to 15.7% compared to 15.5% in the same quarter, prior year. U.S. based patient visits increased 2.3% to 1,004,106 compared to 981,572 for the same quarter, prior year. Net revenue per visit was $91 compared to $88 for the same quarter, prior year.

Non-GAAP Financial Measures

     The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which are used in this press release. Prior to the quarter ended June 30, 2003, Select had defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. Beginning in the second quarter of 2003, Select now refers to this financial measure as Adjusted EBITDA. In order to comply with the new rules, Select now uses EBITDA, defined as net income (loss) before interest, income taxes, and depreciation and amortization, to report consolidated operating results. However, SFAS 131 requires Select to report segment results in a manner consistent with management’s internal reporting of operating results to Select’s chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since Select uses Adjusted EBITDA to measure performance of its segments for internal reporting purposes, Select has used Adjusted EBITDA to report segment results. The difference between EBITDA and Adjusted EBITDA for the periods presented in this press release result from minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

Stock Repurchase Program

     During the quarter, Select repurchased and retired a total of 1,249,500 shares at a cost of $19.9 million under its share repurchase program that was announced on February 23, 2004. Select’s share repurchase program provides for the repurchase of up to $80 million of its common stock. The program will remain in effect until August 31, 2005, unless extended by Select’s Board of Directors.

Business Outlook

     Management is updating its previously disclosed financial objectives for the remaining quarters of 2004 and for the full year 2004. The financial objectives outlined in our press release dated February 4, 2004 included full year net revenue objectives of $1.62 to $1.66 billion and diluted earnings per share objectives of $0.91 to $0.95. This update includes increasing the upper end of the range of objectives for each of the remaining quarters and updating the financial objectives for the full year to reflect the financial results for the first quarter and the revised financial objectives for the remaining quarters.

	Qtr Ending	Qtr Ending	Qtr Ending	Year Ending
	6/30/04	9/30/04	12/31/04	12/31/04
Net Revenue (in millions)	$405-$425	$400-$420	$420-$440	$1,647-$1,707
Diluted Earnings Per Share	$0.25-$0.27	$0.21-$0.23	$0.23-$0.25	$0.96-$1.02
Annual EPS Growth				33%-42%

Conference Call

     Select will host a conference call regarding the first quarter results and its business outlook on Wednesday, April 28, 2004, at 11:00am EDT. The domestic dial in number for the call is 1-888-896-0863. The international dial in number is 1-973-935-8507. The conference call will be webcast simultaneously at http://www.videonewswire.com/sem/042804.

     For those unable to participate in the conference call, a replay will be available until 1:00pm EDT, May 5, 2004. The replay number is 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The passcode for the replay will be 4632098. The replay can also be accessed at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.

* * * * *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 79 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 777 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1100
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended March 31, 2004 and 2003

			%
	2004	2003	Change
Net operating revenues	$421,993	$312,307	35.1%
Costs and expenses:
Cost of services	328,690	252,269	30.3%
Bad debt expense	11,741	12,183	(3.6)%
General and administrative	11,613	9,503	22.2%
Depreciation and amortization	10,429	7,514	38.8%

Income from operations	59,520	30,838	93.0%
Interest expense, net	(9,053)	(6,240)	45.1%

Income before minority interests, and income taxes	50,467	24,598	105.2%
Minority interests	1,006	824	22.1%

Income before income taxes	49,461	23,774	108.0%
Income tax expense	19,891	9,320	113.4%

Net income	$29,570	$14,454	104.6%

Diluted earnings per share (1)	$0.27	$0.15	80.0%
Weighted average shares outstanding (1)	108,132	98,401	9.9%

(1)	Adjusted to reflect a 2-for-1 split of common stock that occurred on December 22, 2003.

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets
Cash	$210,784	$165,507
Accounts receivable, net	225,715	230,171
Current deferred tax asset	61,711	61,699
Other current assets	27,268	27,689

Total current assets	525,478	485,066
Property and equipment, net	172,773	174,902
Intangible assets	389,185	388,002
Other assets	29,550	31,028

Total assets	$1,116,986	$1,078,998

Liabilities and Stockholders’ Equity
Payables and accruals	$305,321	$286,419
Current portion of long term debt	9,279	10,267

Total current liabilities	314,600	296,686
Long term debt, net of current portion	355,465	357,236
Minority interests	6,161	5,901
Stockholders’ equity	440,760	419,175

Total liabilities and stockholders’ equity	$1,116,986	$1,078,998

III. Key Statistics
(unaudited)
For the Three Months Ended March 31, 2004 and 2003

			%
	2004	2003	Change
Specialty Hospitals (a)
Number of hospitals — end of period	83	72	15.3%
Net operating revenues (,000)	$272,903	$183,428	48.8%
Number of patient days	212,727	165,818	28.3%
Number of admissions	8,738	5,958	46.7%
Net revenue per patient day (b)	$1,243	$1,106	12.4%
Adjusted EBITDA (,000)	$58,384	$25,486	129.1%
Adjusted EBITDA margin – all hospitals	21.4%	13.9%	54.0%
Adjusted EBITDA margin – same store hospitals (c)	20.7%	14.1%	46.8%
Outpatient Rehabilitation
Number of clinics — end of period	777	739	5.1%
Net operating revenues (,000)	$145,664	$125,575	16.0%
Number of visits (U.S.)	1,004,106	981,572	2.3%
Revenue per visit (U.S.) (d)	$91	$88	3.4%
Adjusted EBITDA (,000)	$22,908	$19,503	17.5%
Adjusted EBITDA margin	15.7%	15.5%	1.3%

(a)	Specialty Hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days. For purposes of this computation, hospital patient service revenue excludes the net revenues of one nursing home operated as part of this segment.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2003 and operated throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

IV. Net Income to EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three Months Ended March 31, 2004 and 2003

The following tables reconcile net income to EBITDA for the Company. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization and minority interest. Minority interest is then deducted from Adjusted EBITDA to derive EBITDA. Select believes that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended March 31,
	2004	2003
Net income	$29,570	$14,454
Income tax expense	19,891	9,320
Interest expense, net	9,053	6,240
Depreciation and amortization	10,429	7,514

EBITDA	$68,943	$37,528

Net revenue	$421,993	$312,307
EBITDA margin	16.3%	12.0%

The following table reconciles Adjusted EBITDA to net income. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131.

	For the Three Months Ended March 31,
	2004	2003
Net income	$29,570	$14,454
Income tax expense	19,891	9,320
Minority interest	1,006	824
Interest expense, net	9,053	6,240
Depreciation and amortization	10,429	7,514

Adjusted EBITDA	$69,949	$38,352

Specialty hospitals	$58,384	$25,486
Outpatient rehabilitation	22,908	19,503
Other	(11,343)	(6,637)

Adjusted EBITDA	$69,949	$38,352

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	March 31, 2004	March 31, 2003
Specialty hospitals net operating revenue	$272,903	$183,428
Less: Specialty hospitals opened or acquired after 1/1/03	51,597	—
Closed specialty hospital	—	1,463

Specialty hospitals same store net revenue	$221,306	$181,965

Specialty hospitals Adjusted EBITDA	$58,384	$25,486
Less: Specialty hospitals opened or acquired after 1/1/03	12,605	(315)
Closed specialty hospital	—	206

Specialty hospitals same store Adjusted EBITDA	$45,779	$25,595

All specialty hospitals Adjusted EBITDA margin	21.4%	13.9%
Specialty hospitals same store Adjusted EBITDA margin	20.7%	14.1%